Exhibit 4.1

EXECUTION

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

ACCURIDE CORPORATION

STOCK PURCHASE WARRANT

Date of Issuance: February 4, 2009	Certificate No. W-1

FOR VALUE RECEIVED, Accuride Corporation, a Delaware corporation (the “Company”), hereby grants to Sun Accuride Debt Investments, LLC or its registered assigns (the “Registered Holder”) the right to purchase from the Company a number of shares of Common Stock (the “Warrant Shares”) as set forth in Section 1(a) below.  Certain capitalized terms used herein are defined in Section 7 hereof.  The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

1.                                     Exercise of Warrant.

(a)                                Warrant Shares.

(i)                                     Until the date following the date on which Sun Accuride Debt Investments, LLC and its affiliates (collectively, the “Investor Parties”) cease to hold at least 10% of the Company’s outstanding Common Stock (including for this purpose shares of Common Stock issuable upon exercise of this Warrant and any other warrants, options or similar rights held by the Investor Parties, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) (such date, the “Fixed Calculation Date”), the number of shares issuable upon exercise of this Warrant shall be equal to (i) 25% of the Company’s outstanding Common Stock on a fully diluted basis (including, for the avoidance of doubt, shares of Common Stock issuable upon the exercise of this Warrant and any other Dilutive Rights held by the Registered Holder) at the date of any exercise of this Warrant, less (ii) the total number of shares of the Company’s Common Stock previously issued in connection with all prior partial exercises of this Warrant, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or other corporate action that resulted in an increase or decrease in the number of such shares previously issued in connection with prior partial exercises of this Warrant, less (iii) the total number of shares of the Company’s Common Stock in respect of which the Company made an Excess Warrant Share Payment (as defined in Section 1(c)(ix)) in lieu of an issuance of Common Stock in connection with any prior partial exercise, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or other corporate action that resulted in an increase or decrease in the number of such shares in respect of which the Company made an Excess Warrant Share Payment.  For the avoidance of doubt, it is the Registered Holder and the Company’s intent that if, prior to the Fixed Calculation Date, this Warrant is fully exercised such that no additional Warrant Shares are issuable hereunder (such date, the “Final Exercise Date”), the sum of (a) the Warrant Shares received by the Registered Holder upon such final exercise, (b) the total number of shares of the Company’s Common Stock previously issued in connection with all prior partial exercises of this Warrant, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or other corporate action that resulted in an increase or decrease in the number of such shares previously issued in connection with prior partial exercises of this Warrant, and (c) the number of shares of the Company’s Common Stock in respect of which the Company made Excess Warrant Share Payments, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or other corporate action that resulted in an increase or decrease in the number of such shares in respect of which the Company made Excess Warrant Share Payments (such sum, the “Deemed Issued Amount”) shall be equal to 25% of the Company’s outstanding Common Stock on a fully diluted basis (including, for the avoidance of doubt, shares of Common Stock issuable upon the exercise of this Warrant and any other Dilutive Rights held by the Registered Holder) (i.e., on the Final Exercise Date and after giving effect to the issuance of Warrant Shares at the Final Exercise Date, if the Registered Holder continued to hold all the Warrant Shares it received upon prior partial exercises and did not receive any Excess Warrant Share Payment, the Warrant Shares owned by the Registered Holder shall represent 25% of the Company’s outstanding Common Stock on a fully diluted basis (including, for the avoidance of doubt, shares of Common Stock issuable upon the exercise of this Warrant and any other Dilutive Rights held by the Registered Holder).  It is understood and agreed that, in order for the Registered Holder to receive the full benefit of this Warrant, the number of Warrant Shares actually issued to the Registered Holder may ultimately be in excess of  25% of the Company’s outstanding Common Stock, on a fully diluted basis, as of the date of this Warrant.

(ii)                                  On and following the Fixed Calculation Date, the number of shares issuable upon exercise of this Warrant shall be equal to (i) 25% of the Company’s outstanding Common Stock on a fully diluted basis (including, for the avoidance of doubt, shares of Common Stock issuable upon the exercise of this Warrant and any other Dilutive Rights held by the Registered Holder) on the Fixed Calculation Date, less (ii) the total number of shares of the Company’s Common Stock previously issued in connection with all prior partial exercises of this Warrant, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or other corporate action that resulted in an increase or decrease in the number of such shares previously issued in connection with prior partial exercises of this Warrant, less (iii) the total number of shares of the Company’s Common Stock in respect of which the Company made an Excess Warrant Share Payment (as defined in Section 1(c)(ix)) in lieu of an issuance of Common Stock in connection with any prior partial exercise, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or other corporate action that resulted in an increase or decrease in the number of such shares in respect of which the Company made an Excess Warrant Share Payment.

(iii)                               Exhibit I provides examples of how the number of Warrant Shares shall be calculated pursuant to Sections 1(a)(i) and 1(a)(ii) above.

(b)                               Exercise Period.  The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including February 4, 2019 (the “Exercise Period”).  The Company shall give the Registered Holder written notice of the expiration of the Exercise Period at least 30 days but not more than 90 days prior to the end of the Exercise Period.

(c)                                Exercise Procedure.

(i)                                     This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(A)                              a completed Exercise Agreement, as described in Section 1(c) below, executed by the Registered Holder;

(B)                                this Warrant;

(C)                                if this Warrant is not registered in the name of the Registered Holder, an Assignment or Assignments in the form set forth in Exhibit III hereto evidencing the assignment of this Warrant to the Registered Holder; and

(D)                               either (1) a check payable to the Company in an amount equal to the product of a price per share of $0.01 (such price per share, as adjusted from time to time in accordance with the provisions of this Warrant, the “Exercise Price”) multiplied by the number of Warrant Shares being purchased upon such exercise (the “Aggregate Exercise Price”), (2) the surrender to the Company of debt or equity securities of the Company or any of its wholly owned Subsidiaries having a Market Price equal to the Aggregate Exercise Price of the Warrant Shares being purchased upon such exercise (provided that for purposes of this subsection, the Market Price of any note or other debt security or any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon) or (3) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of Warrant Shares which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

(ii)                                  Certificates for Warrant Shares shall be delivered by the Company to the Registered Holder within five (5) business days after the date of the Exercise Time.  Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii)                               The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(iv)                              The issuance of certificates for Warrant Shares shall be made without charge to the Registered Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares.  Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(v)                                 The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares in any manner which interferes with the timely exercise of this Warrant.

(vi)                              The Company shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(vii)                           Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(viii)                        The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock equal to the number of Warrant Shares.  All Warrant Shares shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all Warrant Shares may be so issued without violation of any applicable law or governmental regulation or, except as set forth below in Section 1(c)(ix), any requirements of any United States national securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  The Company shall from time to time take all such action as may be necessary to assure that the par value of the unissued Warrant Shares is at all times equal to or less than the Exercise Price.  The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of Warrant Shares.

(ix)                                If the Company decides to list any class of its capital stock on any United States national securities exchange, it shall list such stock on an exchange whose rules and regulations will not require the affirmative vote of the stockholders of the Company in connection with the issuance of the Warrant Shares pursuant to any full exercise of this Warrant, unless such affirmative vote is obtained prior to the listing of such stock on such exchange.  If, and only if, no United States national securities exchange meets the foregoing requirement, the Company may list its capital stock on a national securities exchange whose rules and regulations require obtaining the affirmative vote of the stockholders of the Company in connection with the issuance of the Warrant Shares pursuant to any full exercise of this Warrant, provided, that prior to such listing, the Company shall provide the Registered Holder with forty-five (45) days’ advance notice.  If, after complying with the foregoing, the applicable rules and regulations of any United States national securities exchange upon which any class of capital stock of the Company is, or shall be, listed at the time of any exercise of this Warrant would require obtaining the affirmative vote of the stockholders of the Company in connection with the issuance of the Warrant Shares, then (i) the Company shall promptly (and without delay) use its best efforts to obtain stockholder approval to allow for the issuance of the Warrant Shares which have not previously been issued in connection with a prior partial exercise of this Warrant (such approval, the “Warrant Approval”), and (ii) if, prior to any partial or full exercise of this Warrant the Warrant Approval has not been received, the Company shall issue such maximum number of Warrant Shares as it may issue without seeking such stockholder approval but shall not issue the number of Warrant Shares in excess of such maximum amount (such excess, the “Excess Warrant Shares”) and the Company shall pay in cash to the Registered Holder within five (5) business days of the date of such exercise a sum equal to the product of (i) the Market Price per share of Common Stock of the Company on the date on which the Registered Holder notified the Company of its election to make such exercise less the Exercise Price per Warrant Share, times (ii) the number of Excess Warrant Shares (such payment, the “Excess Warrant Share Payment”).  In the event that at any time any further action is necessary or desirable to ensure that any Excess Warrant Share Payment is not necessary in connection with the full exercise of this Warrant, the Company will cooperate with the Registered Holder and take such further action as the Registered Holder reasonably may request.

(d)                                 Exercise Agreement.  Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit II hereto, except that if the Warrant Shares are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.  Such Exercise Agreement shall be dated the actual date of execution thereof.

(e)                                  Fractional Shares.  If a fractional share of Common Stock would, but for the provisions of Section 1(a), be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five (5) business days after the date of the Exercise Time, deliver to the Registered Holder a check payable to the Registered Holder in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

2.                                       Dilution Protection.

(a)                                  Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, options or in convertible securities or (ii) to subscribe for or purchase Common Stock, options or convertible securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)                                 Subdivision of Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

(c)                                  Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”  Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holder) to insure that the Registered Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable Warrant Shares, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of Warrant Shares immediately theretofore acquirable and receivable had such Organic Change not taken place.  In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holder) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof shall thereafter be applicable to the Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the amount of Warrant Shares acquirable and receivable based on the relative value of the Common Stock and the common stock of the successor entity or purchasing entity).  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holder), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(d)                                 Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions or definition (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make an appropriate adjustment (in form and substance satisfactory to the Registered Holder) in the number of Warrant Shares so as to protect the rights of the holders of the Warrant; provided, that no such adjustment shall decrease the number of Warrant Shares obtainable as otherwise determined pursuant to this Warrant.

(e)                                  Notices.

(i)                                     The Company shall give written notice to the Registered Holder at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(ii)                                  The Company shall give written notice to the Registered Holder at least 30 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

3.                                       Dividends.  If the Company declares or pays a dividend upon the Common Stock (whether payable in cash, evidence of its indebtedness, assets or otherwise, but excluding a Liquidating Dividend as defined in Section 4 below and excluding a stock dividend payable in shares of Common Stock) (a “Dividend”), then the Company shall pay to the Registered Holder of this Warrant (or any Person designated by the Registered Holder) at the time of payment thereof the Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if the Dividends consist of voting securities, the Company shall make available to the Registered Holder of this Warrant, at such holder’s request, Dividends consisting of non-voting securities (except as otherwise required by law) which are otherwise identical to the Dividends consisting of voting securities and which non-voting securities are convertible into such voting securities.

4.                                       Liquidating Dividends.  If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Registered Holder of this Warrant (or any Person designated by the Registered Holder) at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if the Liquidating Dividends consist of voting securities, the Company shall make available to the Registered Holder of this Warrant, at such holder’s request, Liquidating Dividends consisting of non-voting securities (except as otherwise required by law) which are otherwise identical to the Liquidating Dividends consisting of voting securities and which non-voting securities are convertible into such voting securities.

5.                                       Information Rights.  Whether or not the Registered Holder is a lender to the Company at such time, concurrently with the delivery thereof to the Company’s or any of its Subsidiaries’ lender(s), the Company shall deliver to the Registered Holder a copy of all financial and other information reports furnished to such lender(s).

6.                                       Current Public Information.  The Company covenants that it will use commercially reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Registered Holder, make publicly available such information as necessary, in the opinion of counsel to the Company, to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use commercially reasonable efforts to take such further action as the Registered Holder may reasonably request, in each case to the extent required from time to time to enable the Registered Holder to sell this Warrant without registration under the Securities Act, including within the limitation of the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time or (B) any successor rule or regulation hereafter adopted by the Commission.  Upon the written request of the Registered Holder, the Company will deliver to the Registered Holder a written statement that it has complied with such requirements.

7.                                       Definitions.  The following terms have the meanings set forth below:

“Common Stock” means the Company’s Common Stock, par value $0.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company; provided that with respect to the shares of Common

Stock issuable upon the exercise of this Warrant, “Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Dilutive Rights” means options, warrants or other rights to subscribe for or purchase Common Stock of the Company, to the extent the exercise price for the foregoing on the applicable date is equal to or less than the Market Price of the Company’s Common Stock.

“fully diluted basis” means the total number of shares of Common Stock that are issued and outstanding on the applicable date plus the total number of shares of Common Stock issuable as of such date upon exercise of any Dilutive Rights, including this Warrant and any other Dilutive Rights held by the Investor Parties.

“Market Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading.  If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holder of the Warrant; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holder.  The determination of such appraiser shall be final and binding on the Company and the Registered Holder of the Warrant, and the fees and expenses of such appraiser shall be paid by the Company.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

8.             No Voting Rights; Limitations of Liability.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.  No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

9.             No Impairment.  The Company shall not by any action, including through any amendment to its certificate of incorporation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant or any other agreement between the Company and the Registered Holder in place from time to time, but will at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate to protect the rights of the Registered Holder against impairment.

10.           Warrant Transferable.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit III hereto) at the principal office of the Company.

11.           Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.  At the Registered Holder’s request, any such new Warrant may be exercisable for non-voting Common Stock, provided that such new Warrant shall otherwise be identical to this Warrant (except as to the amount of purchase rights, if such new Warrant represents only a portion of the purchase rights hereunder).  The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrants shall be issued.  All Warrants representing portions of the rights hereunder are referred to herein as the “Warrant.”

12.           Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

13.           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow); (ii) one day after sent by reputable overnight express courier (charges prepaid); or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  For purposes of this Warrant, the address for the Company shall be its principal executive offices and the address for the Registered Holder shall be as set forth on Exhibit IV attached hereto.  Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this Section 13.

14.           Amendment and Waiver.  Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holder.

15.           Governing Law.  This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.

16.           WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS WARRANT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

17.           Interpretation.  The headings contained in this Warrant are for reference purposes only and are not part of this Warrant.

*      *      *      *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated the Date of Issuance hereof.

ACCURIDE CORPORATION

	By	/s/ William M. Lasky

Its President and Chief Executive Officer

Attest:

/s/ David K. Armstrong
Secretary

Signature Page to Investor Stock Warrant

EXHIBIT I

See attached.

EXHIBIT II

EXERCISE AGREEMENT

To: Accuride Corporation	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-        ), hereby agrees to subscribe for the purchase of              shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

Signature

Address

EXHIBIT III

ASSIGNMENT

FOR VALUE RECEIVED,                                                            hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-          ) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness

EXHIBIT IV

Address of Registered Holder:

Sun Accuride Debt Investments, LLC

5200 Town Center Circle, Suite 600

Boca Raton, Florida  33486

Attention:  Jason H. Neimark, Brian Urbanek and C. Deryl Couch

Telecopy No.:  (561) 394-0540

and

Sun Accuride Debt Investments, LLC

11111 Santa Monica Blvd., Suite 1050

Los Angeles, California 90025

Attention:  Michael J. Satzberg

Telecopy No.:  (310) 473-1119

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention:  Douglas C. Gessner, P.C., Gerald T. Nowak and Jeremy S. Liss

Telecopy No.:  (312) 861-2200